Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 29, 2007 (except for Note 15, as to which the date is June 21, 2007), in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-141740) and related Prospectus of comScore, Inc. for the registration of 5,750,000 shares of its common stock.
/s/ Ernst & Young LLP
McLean, Virginia
June 21, 2007